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                                                                   EXHIBIT 10(s)

                              EMPLOYMENT AGREEMENT

         This agreement is made effective August 1, 2002, between American Dental Partners, Inc., a Delaware corporation (the "Company"), and Frank D'Allaird, D.D.S. (the "Employee"), who hereby agree as follows:

         (i) Employment. Upon the terms and subject to the conditions described in this agreement, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company.

         (ii) Term. The Employee's employment with the Company pursuant to this agreement shall begin on the August 1, 2002 (the "Commencement Date") and shall end on the fifth anniversary of the Commencement Date (the "Initial Term"), unless sooner terminated pursuant to (S)7 of this agreement. The term of this agreement shall renew automatically for successive one-year periods after the Initial Term (the "Renewal Terms"), unless and until terminated pursuant to
(S)7 of this agreement. When permitted by the context, any reference in this agreement to the "term of this agreement" shall include the Initial Term and all Renewal Terms, if any.

         (iii) Services. The Employee shall perform such services and be responsible for such activities as may be reasonably assigned to him from time to time by the Chief Operating Officer of the Company or such other executive officer of the Company as may have responsibility for the Company's New York operations (in either case, the "COO"), subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Company (the "Services"). The Employee shall devote his best efforts and full business and professional time, attention, energy, loyalty, and skill to the rendering of the Services on behalf of the Company, to the business affairs of the Company, and to the advancement of the Company's interests. The Employee shall initially have the title of "Regional Vice President," subject to the Company's right to change such title consistent with the Employee's duties and responsibilities from time to time.

         (iv) Compensation. As compensation for his services under this agreement, the Company shall pay the Employee a base salary at the annual rate of $199,680 (the "Base Salary"), payable in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel. The Employee's performance shall be reviewed annually for the purpose of considering potential increases in the Base Salary, but the Company shall not be obligated to make any such increases. In addition, the Employee may earn an annual bonus for each year during the term of this agreement in an amount up to 40% of the Base Salary (as in effect from time to time), prorated on a daily basis for any partial calendar year, which bonus shall be based upon and tied to the achievement of various objectives to be proposed annually by the COO.

         (v) Fringe Benefits and Perquisites. During the term of this agreement, the Employee shall be entitled to the following fringe benefits and perquisites:

                (a) Group health and welfare benefits comparable to those offered generally to the Company's executive personnel from time to time, it being understood and agreed by the Parties that, during the transition period necessitated by the consummation of the transactions contemplated by the Purchase Agreement (as defined in (S)6, below), the benefits described in this (S)5(a) are being provided through the Client Service Agreement dated on or about August 1, 2002 between ADP of New York (as defined in (S)6, below) and Capitol Professional Employer, Inc., a New York corporation dba "The Capital Group," that such arrangement is being made solely for purposes of convenience to the Employee, and that without such arrangement the Company would not be able to offer or provide any group health and welfare benefits to the Employee during such transition period;

                (b) Four weeks paid vacation during each year of this agreement; and

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                (c)  Such other benefits and perquisites as may be offered generally to the Company's executive personnel from time to time pursuant to such terms, conditions, and policies as may be approved by the board of directors of the Company, including without limitation participation in the Company's 1997 Employee Stock Purchase Plan and Amended and Restated 1996 Stock Option Plan, each as in effect from time to time.

         (vi) Confidentiality; Noncompetition. The Employee hereby acknowledges and agrees that he is making the covenants described in this (S)6 in consideration of, and that the Company is relying on such covenants in connection with, the consummation of the transactions contemplated by the Asset Purchase Agreement among the Company, ADP of New York, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company ("ADP of New York"), 1/st/ Advantage Dental Management, LLC, a Delaware limited liability company of which the Employee is a member, and others dated the same date as this agreement (the "Purchase Agreement").

         The Employee shall not, directly or indirectly, at any time (whether during the term of this agreement or thereafter), disclose any Confidential Information (defined below) to any person, association, or other entity (other than the Affiliated Companies, as defined below), or use, or permit or assist any person, association, or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only Confidential Information which (i) is then generally available to or obtainable by the public and which did not become so available or obtainable through the breach of any provision of this agreement by the Employee, or (ii) is obtained by the Employee on a non-confidential basis from a source other than an Affiliated Company or any agent or other representative of an Affiliated Company and such source had the right to disclose such Confidential Information to the Employee without violating any legal, contractual, fiduciary, or other obligation.

         Upon termination of his employment by the Company (for any reason), the Employee shall immediately deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

         During the term of the Employee's employment with the Company or any Affiliated Company (whether pursuant to this agreement or otherwise) and during the Restricted Period (defined below), the Employee shall not, other than on behalf of the Company, directly or indirectly (whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation) or other owner, partner, member, director, officer, employee, consultant, creditor or agent of any person, association, or other entity):

                (a) (i) Engage in the practice of dentistry or otherwise perform professional dental services or related services anywhere in the Restricted Territory (defined below) other than for Wilson and Howell, P.C., a Massachusetts professional corporation (the "MA Provider"), 1/st/ Advantage Dental Group of NY, P.C., a New York professional corporation (the "NY Provider"), and Coco and Perry, P.C., a Vermont professional corporation (the "VT Provider"), or (ii) enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides management, consulting or other similar services of the type provided by any Affiliated Company (defined below) to any practice providing dental, orthodontic, periodontic, prosthodontic, endodontic, or other professional dental services, pediatric dentistry, or oral surgery anywhere in the Restricted Territory (defined below);

                (b) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others;

                (c) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, or agent of any Affiliated Company; or

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                (d)  Make any statement (oral or written) or take any other action which would tend to disparage or diminish the reputation of any Affiliated Company.

         For purposes of this agreement: (i) "Affiliated Companies" shall include the Company and all subsidiaries or affiliates of the Company other than Summit Ventures IV, L.P., (ii) "Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with Restricted Companies, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound; (iii) "Restricted Period" shall mean the period beginning on the Commencement Date and ending on the later of (A) the fifth anniversary of the Commencement Date or (B) the second anniversary of the date of termination (for any reason) of Employee's employment with the Company and any Affiliated Companies (whether pursuant to this agreement or otherwise); and (iv) "Restricted Territory" shall mean, with respect to (S)6(a)(i), above, the geographic area within a radius of 10 miles from any offices or facilities operated or otherwise utilized by MA Provider, NY Provider, or VT Provider at which the Employee has been regularly scheduled to see patients or has seen patients on a regular basis at any time during the two-year period immediately preceding the termination of the Employee's employment with the Company, and, with respect to the remaining sections of this agreement, the geographic area within a radius of 25 miles from any facility or operation leased, owned, managed, or operated by any Affiliated Company.

         The Employee acknowledges that (A) the provisions of this section are fundamental and essential for the protection of the Company's legitimate business and proprietary interests, (B) such provisions are reasonable and appropriate in all respects, and (C) in the event of any violation by the Employee of any of such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by the Employee, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the Company.

         (vii) Termination. The Employee's employment with the Company shall terminate automatically upon the death of the Employee, may be terminated by the Employee at the end of the Initial Term or any Renewal Term upon not less than 90 days prior written notice to the Company, and may be terminated by the Company, without any further obligation on the part of the Company, under any of the following circumstances:

                (a) Immediately upon notice to the Employee at any time for Cause (defined below);

                (b) Immediately upon notice to the Employee at any time if the Employee is under a Long-Term Disability (defined below); or

                (c) Upon not less than 90 days prior written notice to the Employee; provided that if the Company terminates the Employee's employment pursuant to this clause (c) and no other basis for termination exists under this agreement, then the Employee shall be entitled to severance payments in an aggregate amount equal to the Base Salary then in effect prorated for the period equal to the lesser of 12 months or the time remaining in the then-current term after the effective date of such termination. Any such severance payments shall be payable periodically in the same manner as the Base Salary is payable under (S)4 of this agreement, and, notwithstanding any other provisions of this agreement to the contrary, such severance payments shall be payable only so long as the Employee is in full compliance with the provisions of (S)6 of this agreement.

         For purposes of this agreement:

                (i)  "Cause" shall mean:

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                     (A) any act constituting (1) a felony under the federal
                laws of the United States, the laws of any state, or any other applicable law, (2) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (3) other criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company;

                     (B) the failure of the Employee to perform and observe all material obligations and conditions to be performed and observed by the Employee under this agreement, or to perform his duties in accordance with the policies, programs, budgets, procedures, and directions established from time to time by the COO or the Company (any such failure, a "Performance Failure"), and to correct such Performance Failure promptly following notice from the Company to do so; or

                     (C) having corrected (or the Company having waived the
                correction of) a Performance Failure, the occurrence of any subsequent Performance Failure; and

                (ii) "Long-Term Disability" shall mean that, because of physical or mental incapacity, it is more likely than not that the Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when the Employee is under a Long-Term Disability, the question shall be determined: (A) by a physician selected by agreement between the Employee and the Company if such a physician is selected within 10 days after either of them requests the other so to agree; or, if not, (B) by two physicians, the first of whom shall be selected by the Employee and the second of whom shall be selected by the Company or, if the Employee fails to make a selection within 10 days after being requested to do so by the Company, the second physician shall be selected by the first physician; or, if the two physicians fail to agree, (C) by a third physician selected by the first two physicians. The Employee shall submit to all reasonable examinations requested by any such physicians.

         (viii) Capacity. The Employee represents and warrants to the Company that he has the capacity and right to enter into this agreement and perform all of his obligations under this agreement without any restriction.

         (ix) Remedies. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in the last paragraph of 6 of this agreement in any court having jurisdiction, all disagreements and controversies arising with respect to this agreement, or with respect to its application to circumstances not clearly set forth in this agreement, shall be settled by binding arbitration to be held, and the award made, in Albany, New York, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of New York and who shall act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both Parties and shall be enforceable in any court having jurisdiction over the Party to be charged.

         All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitrator or arbitration panel, except that the fees and expenses of any arbitrator on an arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing the arbitrator; provided that if one Party fails to select an arbitrator for a panel, and the sole arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator.

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         All rights and remedies of either Party under this agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

         (x) Survival. The termination of the Employee's employment with the Company (for any reason) shall not relieve either Party of any of that Party's obligations under this agreement existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of the Employee or rights of the Company under (S)6 of this agreement, all of which shall survive the termination of such employment.

         (xi) Notices. All notices and other communications under this agreement to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party) or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

         (a)    If to the Company:

                American Dental Partners, Inc.
                201 Edgewater Drive, Suite 285
                Wakefield, Massachusetts 01880-1249
                Attention: Gregory A. Serrao
                Telecopy No.: (617) 224-4216

                with a copy to

                Baker & Hostetler LLP
                65 East State Street
                Columbus, Ohio 43215
                Attention: Gary A. Wadman, Esq.
                Telecopy No.: (614) 462-2616

         (b)    If to the Employee:

                Frank D'Allaird, D.D.S.
                100 Saratoga Blvd., Suite 34A
                Malta, New York 12020
                Telecopy No.: (518) 899-4007

         (xii) Severability. The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable so to construe any provision of this agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect. With respect to any provision in this agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

         (xiii) Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect, or constitute a waiver of, either Party's right to demand strict compliance with all provisions of this agreement.

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         (xiv)   Complete Agreement. This agreement and all documents referred to in this agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this agreement. No alterations, additions, or other changes to this agreement shall be made or be binding unless made in writing and signed by both Parties.

         (xv) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

         (xvi) Captions. The captions of the various sections of this agreement are not part of the context of this agreement, are only guides to assist in locating those sections, and shall be ignored in construing this agreement.

         (xvii) Genders and Numbers. Where permitted by the context, each pronoun used in this agreement includes the same pronoun in other genders and numbers, and each noun used in this agreement includes the same noun in other numbers.

         (xviii) Successors. This agreement shall be personal to the Employee and no rights or obligations of the Employee under this agreement may be assigned by the Employee to any third party. Any assignment or attempted assignment by the Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each Party.

AMERICAN DENTAL PARTNERS, INC.


By /s/ GREGORY A. SERRAO                        /s/ FRANK D'ALLAIRD, D.D.S.
   --------------------------------             ---------------------------
   Gregory A. Serrao, President                 Frank D'Allaird, D.D.S.

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